UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2023

IVANHOE ELECTRIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41436	32-0633823
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

606 – 999 Canada Place Vancouver, BC Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 689-8765

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IE	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On September 6, 2023, Ivanhoe Electric Inc. (the “Company” or “IE”) issued a press release announcing the release of a report entitled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” for its Santa Cruz Copper Project (the “Santa Cruz Project” or the “Project”) located west of Casa Grande, Arizona, dated September 6, 2023 (the “Technical Report Summary” or “ IA”). A copy of the Company’s press release dated September 6, 2023, relating to the update is furnished as Exhibit 99.1 to this Form 8-K.

The information contained in Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

New Initial Assessment and Economic Analysis for Santa Cruz Project

On September 6, 2023, the Company provided a new Technical Report Summary or IA for its Santa Cruz Project, dated September 6, 2023, prepared in accordance with Subpart 1300 and Item 601 of Regulation S-K (“S-K 1300”) by qualified persons SRK Consulting (U.S.), Inc. (“SRK”), KCB Consultants Ltd. (“KCB”), Life Cycle Geo, LLC, M3 Engineering and Technology Corp. (“M3”), Nordmin Engineering Ltd. (“Nordmin”), Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc., and Met Engineering, LLC, containing a preliminary economic analysis for the Santa Cruz Project.

The new IA replaces and supersedes the prior Subpart 1300 technical report summary for the Santa Cruz Project, which did not include an economic analysis.

The new IA is preliminary in nature, and is based on mineral resources. Unlike mineral reserves, mineral resources do not have demonstrated economic viability. It should also be noted that the version of the economic analysis that includes inferred mineral resources includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves. There is no certainty that this economic assessment will be realized.

The information below is based on, or extracted from, the new IA. All figures are in U.S. dollars.

Mineral Resource and Mineral Reserve Estimates

The Santa Cruz Project is an exploration-stage copper project located west of Casa Grande, Arizona, containing mineral resources at the Santa Cruz, Texaco and East Ridge deposits. The Company has not estimated any mineral reserves on the Santa Cruz Project.

The new IA did not update the project’s December 31, 2022 in situ mineral resource estimates. Mineral resources for the Santa Cruz Project remain unchanged and are presented below.

In Situ Santa Cruz Project Mineral Resource Estimates at 0.70% Cu cut-off for Santa Cruz, 0.80% Cu cut-off for Texaco, and 0.90% Cu Cut-off for East Ridge

Classification	Deposit	Mineralized Material (kt)	Mineralized Material (k ton)	Total Cu (%)	Total Soluble Cu (%)	Acid Soluble Cu (%)	Cyanide Soluble Cu (%)	Total Cu (kt)	Total Soluble Cu (kt)	Acid Soluble Cu (kt)	Cyanide Soluble Cu (kt)	Total Cu (Mlb)
Indicated	Santa Cruz (0.70% CoG)	223,155	245,987	1.24	0.82	0.58	0.24	2,759	1,824	1,292	533	6,083
	Texaco (0.80% CoG)	3,560	3,924	1.33	0.97	0.25	0.73	47	35	9	26	104
	East Ridge (0.90% CoG)	0	0	0.00	0	0.00	0.00	0	0	0	0	0
Inferred	Santa Cruz (0.70% CoG)	62,709	69,125	1.23	0.92	0.74	0.18	768	576	462	114	1,694
	Texaco (0.80% CoG)	62,311	68,687	1.21	0.56	0.21	0.35	753	348	132	215	1,660
	East Ridge (0.90% CoG)	23,978	26,431	1.36	1.26	0.69	0.57	326	302	164	137	718
Total
Indicated	All Deposits	226,715	249,910	1.24	0.82	0.57	0.25	2,807	1,859	1,300	558	6,188
Inferred	All Deposits	148,998	164,242	1.24	0.82	0.51	0.31	1,847	1,225	759	466	4,072

Source: Nordmin, 2023

Notes on Mineral Resources

•	k=thousand; t=tonne; Cu=copper; M=million; lb=pounds; CoG or COG=cut-off grade; and d=day.
•	The mineral resources in this estimate were independently prepared, including estimation and classification, by Nordmin Engineering Ltd. and in accordance with the definitions for mineral resources in S-K 1300.
•	Mineral resources that are not mineral reserves do not have demonstrated economic viability. This estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues.
•	Verification included multiple site visits to inspect drilling, logging, density measurement procedures and sampling procedures, and a review of the control sample results used to assess laboratory assay quality. In addition, a random selection of the drillhole database results was compared with the original records.
•	The mineral resources in this estimate for the Santa Cruz, East Ridge, and Texaco deposits used Datamine Studio RMTM software to create the block models.
•	The mineral resources are current to December 31, 2022.
•	Underground-constrained mineral resources for the Santa Cruz deposit are reported at a CoG of 0.70% total copper, Texaco deposit are reported at a CoG of 0.80% total copper and East Ridge deposit are reported at a CoG of 0.90% total copper. The CoG reflects total operating costs to define reasonable prospects for eventual economic extracted by conventional underground mining methods with a maximum production rate of 15,000 t/d. All material within mineable shape-optimized wireframes has been included in the mineral resource. Underground mineable shape optimization parameters include a long-term copper price of US$3.70/lb, process recovery of 94%, direct mining costs between US$24.50 to US$40.00/processed tonne reflecting various mining method costs (long hole or room and pillar), mining general and administration cost of US$4.00/t processed, onsite processing and solvent extraction and electrowinning (“SX/EW”) costs between US$13.40 to US$14.47/t processed, offsite costs between US$3.29 to US$4.67/t processed, along with variable royalties between 5.00% to 6.96% net smelter royalty (“NSR”) and a mining recovery of 100%.
•	Specific gravity was applied using weighted averages by deposit sub-domain.
•	All figures are rounded to reflect the relative accuracy of the estimates, and totals may not add correctly.
•	Excludes unclassified mineralization located along edges of the Santa Cruz, East Ridge, and Texaco deposits where drill density is poor.
•	Reported from within a mineralization envelope accounting for mineral continuity.
•	Total soluble copper means the addition of sequential acid soluble copper and sequential cyanide soluble copper assays. Total soluble copper is not reported for the primary domain.

Royalty Update

A 2.25% royalty previously reported on a portion of the property has been extinguished and removed from the IA. The royalty previously applied in Section 1, Township 6 South, Range 4 East, and Sections 6, 7, 8, and 17, Township 6 South, Range 5 East.

Mineral Processing and Metallurgical Testing

Metallurgy and processing test work were directed by Met Engineering LLC and conducted at McClelland Labs in Sparks, Nevada. McClelland Labs is recognized by the International Accreditation Service (“IAS”) for its technical competence and quality of service and has proven that it meets recognized standards. The studies are ongoing. Study focus has been on:

•	Confirming total copper recovery of the leach-float flow sheet proposed by historical operator, CGCC, circa 1980, on Exotic, Oxide and Chalcocite mineral domains.
•	Investigating heap leaching of Exotic, Oxide and Chalcocite mineral domains. The test program for heap leaching is in progress and is reported as such in section 10. Some early results are described below. Column leach testing will complete in the fourth quarter of 2023.

Agitation leach tests undertaken in mid-2022 verified historical test results and after adjusting the particle size distribution, acid-soluble copper recovery of 92% was achieved. IE subsequently conducted a leach-float test program in which the same mill composite sample used in prior testing was subjected to the standard leach procedure developed earlier in the year. Three standard leach tests were conducted, each subjected to different grind sizes. IE successfully confirmed that up to 94% total copper recovery with the leach-float circuit was achievable at the Santa Cruz deposit. It was confirmed that a smelter saleable concentrate could be produced without any penalties grading 48% total copper and 23% sulfur.

One column cell test has been completed and is in the phase of water rinsing and removing leach residue for analysis. The seven remaining column cell tests are operating normally and are all in the final stage of secondary sulfide leaching. There were no solution flow issues in any of the eight column cells. There were no significant operational issues on any of the column cells. Estimated copper recoveries and extraction rates on the two column cells cured with a chloride dopant were 98% and 94% copper and 70 and 63 days, respectively.

There are some factors to follow up on with future testing to ensure all processing factors are effectively investigated. These are confirmation of corrosion resistant materials and linings for the thickeners in the counter-current-decantation system for pregnant leach solution recovery and studying sulfide flotation with expected process water chemistry at the site. Otherwise, there are no deleterious elements that could have a significant effect on economic extraction.

Mining Methods

The Project is currently not being mined. Mineral resources are stated for three deposits: Santa Cruz, Texaco, and East Ridge. For mine planning work, only the Santa Cruz and East Ridge deposits were evaluated.

The Santa Cruz deposit is located approximately 430 to 970 meters (“m”) below the surface. Based on the mineralization geometry and geotechnical information, an underground longhole stoping (“LHS”) method is suitable for the Oxide and Chalcocite-enriched domains within the deposit. The Santa Cruz deposit will be mined in blocks where mining within a block occurs from bottom to top with paste backfill (“PBF”) for support. A sill pillar is left in situ between blocks.

Within the Santa Cruz deposit, there is an Exotic domain located approximately 500 to 688 m below the surface and to the east of the main deposit. The Exotic domain consists of flatter lenses that are more amenable to drift and fill (“DAF”) mining. Cemented waste rockfill will be used for support. The backfill will have sufficient strength to allow mining of adjacent drifts without leaving pillars.

The East Ridge deposit is approximately 380 to 690 m below the surface and to the north of the main Santa Cruz deposit. The East Ridge deposit consists of two tabular lenses and will be mined using DAF with cemented waste rock backfill for support.

The mine will be accessed by dual decline drifts from surface, with one drift serving as the main access and the other as a railveyor drift for material handling. Mineralization is transported from stopes via loader to an ore pass system and then to surface by the railveyor. Main intake and exhaust raises will be developed with conventional shaft sinking methods to provide air to the mine workings. The mine will target a combined production of 15,000 t/d from the Santa Cruz and East Ridge deposits.

Portal box cut is assumed to start in 2026. Decline and railveyor activities begin in 2027 through to 2028 to access the top portion of the mine. Decline and railveyor resumes in 2033 to access the bottom of the mine. Stoping begins in 2029 with a 1 year ramp-up period until the mine and plant are operating at full capacity. The currently defined mine life is approximately 3 years of construction and 20 years of production.

Using historical data and the results of recent hydrogeologic testing, the hydrogeological conceptual site model was updated and the groundwater flow model was developed and finalized. The groundwater flow model was used to evaluate multiple passive and active dewatering scenarios for the proposed mine plan. With an active dewatering scenario pumping approximately 3,000 gallons per minute (“gpm”) for the first two years of life of mine (“LoM”), the model shows that the annual average residual passive inflows for the first 10 years of the mine are at or below 12,000 gpm. From year 11 through 25 of LoM, the residual passive inflows range from approximately 15,000 to 18,000 gpm.

Completed Mine Plan

Source: SRK, 2023

The table below summarizes the total tonnage and grades within the mine plan by area.

Mine Plan Summary

Classification	Domain	Tonnage (kt)	Total Soluble Cu (%)	Acid Soluble Cu (%)	Cyanide Soluble Cu (%)
Indicated	Santa Cruz	73,582	1.62	1.05	0.39
	East Ridge	-	-	-	-
	Santa Cruz Exotic	1,131	2.79	2.28	0.22
Inferred	Santa Cruz	14,991	1.45	0.98	0.32
	East Ridge	9,799	1.76	0.95	0.75
	Santa Cruz Exotic	741	2.47	1.83	0.17
Indicated + Inferred	Santa Cruz	88,573	1.60	1.04	0.38
	East Ridge	9,799	1.76	0.95	0.75
	Santa Cruz Exotic	1,872	2.66	2.09	0.20
Indicated	Total	74,713	1.64	1.07	0.39
Inferred	Total	25,530	1.60	0.99	0.48
Indicated + Inferred	Total	100,244	1.63	1.05	0.41

Source: SRK, 2023

Note:4.94 Mt of marginal material at a grade of 0.56% is not included in this table.

This work is preliminary in nature, it includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that this economic assessment will be realized.

Recovery Methods

The Santa Cruz processing facility will recover copper by conventional weak sulfuric acid agitated leaching of the oxide mineralized material, and by sulfide flotation of the residue produced after leaching. Leached oxide copper will be processed through SX/EW to produce high purity copper cathodes. Sulfide copper and by-product precious metals will be recovered in copper flotation mineral concentrate. Copper concentrates will be of suitable quality to be sold to a domestic or international copper smelters.

The process design is based on metallurgical tests results from The Hanna Mining Company’s research center (circa 1980) and new IA-level mineral process testing initiated by IE in 2022 and 2023.

The following process flow diagram illustrates sequence of operations to recover copper in the Santa Cruz plant. This flowsheet provides the basis for the process description that follows.

Process Flow Diagram

Source: M3, 2023

The nominal capacity of the mill process is 5.475 million tonnes per year (“Mt/y”). Process availability factors include both the mechanical availability and the use of this mechanical availability. For the design, an availability factor of 92% is used throughout the plant because the primary and secondary grinding lines have a single ball mill in each.

The current mine plan developed for the Project is based on a 365-day calendar year. The yearly mine production tonnage will vary from 4.0 million tonnes (“Mt”) at the start of production to a high of 5.9 Mt in Year 5 of production.

The mass balance was developed for the Santa Cruz process using MetSim mass balance software. The process simulation used overall recoveries of 96% for the acid soluble copper as cathode copper and 93% for the sulfide copper into concentrate. These recoveries are based on 1980 studies and confirmed by mineral process testing in 2023 on recent drill core samples and include process losses attributed to Pregnant Leach Solution wash efficiency (2023 liquid solid separation test results) and cleaner scavenger flotation losses (1980 and 2023 test programs).

Project Infrastructure

The Santa Cruz project has excellent existing infrastructure including access to roads and interstate highways, railroads, power lines, and an abundant supply of water from dewatering operations and water rights associated with the private land acquired by IE. The Project owns sufficient fee simple land to allow for all surface infrastructure including the process facility, Tailings Storage Facility (“TSF”), offices borrow pit, and other related mine structures.

Interstate highways near the Project (<10 km) are Interstate 8 and Interstate 10. The Union Pacific/Southern Pacific (“UPSP”) rail borders the northern edge of the Santa Cruz Project and the BNSF rail has a spur and terminal in Phoenix, Arizona.

Tailings Storage Facility

A significant portion of the mined material will be returned underground as backfill in the mine. Backfill is used to fill voids created during mining. By returning tailings as paste backfill underground, the size and impact of the surface TSF will be reduced.

The TSF is proposed to be located on relatively flat terrain directly east of the plant site and sited to avoid: the underground ore body outline; mine’s infrastructure; and the 1% annual exceedance probability (“AEP”) (1 in 100-yr return period) floodplain from Federal Emergency Management Agency (“FEMA”) (2007) flood hazard mapping. The TSF is sized to store all the tailings estimated to be produced over the mine life and not used for underground backfill (56.7 Mt, without additional contingency) on surface. The tailings will be retained by a perimeter embankment (up to 50 m high) constructed primarily of compacted, structural fill sourced from on-site borrow areas. The TSF impoundment will be lined with a low-permeability liner, which will be raised within the perimeter embankment for seepage control. During operations, tailings slurry water and precipitation which collects in the TSF will be reclaimed to the mine for use in the mining process or treated (if required) and discharged. At closure, the TSF impoundment will be regraded to prevent ponding and covered with a soil cover and vegetated to limit infiltration and resist erosion. Closure channels will be constructed to shed water off the impoundment surface and over the embankment slopes.

Power

Power consumption for the Santa Cruz Project is anticipated to average 450,000 megawatt hours per year (“MWh/y”). Initially the source of power for the Project will be provided from a 69 kilovolt (“kV”) power line operated by Pinal County Electric District 3 (“ED3”). Several other higher voltage transmission lines border the property within close proximity.

Power for the Project could be provided from a number of sources, or combination of sources, ranging from grid supply to microgrid renewable energy supply. The goal of the mine development is to achieve much of the energy supply from renewable sources, such as solar or geothermal, either at the start or through a phased in approach during the mine operation. The base case of the project is that the mine will operate using 70% renewable power within the first three years of operations.

Water

The water balance for the Santa Cruz Project indicates that there will be a surplus of water from the Project from dewatering of the underground operations. The mining and processing operations will consume approximately 3.5 million cubic meters (“Mm3”) of water per year, while water supplies from dewatering will range from 20 million to over 30 million cubic meters per year (“Mm3/y”). The amount of water for distribution to local stakeholders during operations will average 27 Mm3/y. The water balance excludes the water rights associated with the surface title of the Project.

Market Studies and Contracts

A flat copper price of US$3.80/lb has been selected for this study. In the opinion of SRK, this price is generally in-line with pricing over the last 3 years and forward-looking pricing is appropriate for use during an Initial Assessment of the Project with an estimated mine life of 20 years. As the Project progresses, more detailed market work in the form of market studies will be completed to support further study efforts. SRK cautions that price forecasting is an inherently forward-looking exercise dependent upon numerous assumptions. The uncertainty around timing of supply and demand forces has the potential to create a volatile price environment and SRK fully expects that the price will move significantly above and below the selected price over the expected life of the Project.

Cathode is assumed to be 100% payable with no premium or discount applied for the purposes of the study. This approach assumes that the cathode has not received registration or certification that would result in a premium; nor is the cathode assumed to contain any deleterious or penalty elements.

Concentrate terms for the study are generic terms and do not reflect the presence of any deleterious or penalty elements within the concentrate. The following table presents the concentrate terms applied for this study.

Concentrate Terms

Item	Unit	Value
Payability	%	96.5
Treatment Charge	US$/dmt	65
Refining Charge	US$/lb	0.065
Transport Cost	US$/wmt	90

Source: SRK, 2023

As the Project is an early-stage greenfield project, there are a large number of contracts required for the development and operation of the site. None of the major required contracts have been executed at the time of this study.

Environmental, Closing and Permitting

The Project is located on private land. Permitting is primarily with the State of Arizona, Pinal County, and City of Casa Grande. While the Project will be required to obtain several permits to operate it is on private land and is not anticipated to be subject to lengthy federal permitting timelines.

Baseline studies are underway for resources of concern and studies will continue as the Project develops. There are no known occurrences of federally listed threatened and endangered species and there are no planned impacts to potential federally regulated waters of the US. Portions of the Project site is a known nesting area for burrowing owls protected under the Migratory Bird Treaty Act and US Fish and Wildlife beneficial practices to avoid and minimize impacts to birds have been and will continue to be implemented as the Project develops.

The utilization of a renewable microgrid will allow the Santa Cruz Project to produce copper with one of the industry's lowest carbon intensities. Such intensities highlight IE commitment to implementing cutting-edge mining techniques, conserving energy, and utilizing renewable energy.

Aside from the pending reclamation plan for exploration activities at the Site, IE has no current obligations to tender post mining performance or reclamation bonds for the Project. Once the facility achieves the level of design necessary to advance to mine development and operation, IE will need to submit and gain approval of an Arizona Department of Environmental Quality (“ADEQ”)-approved Aquifer Protection Permit (“APP”) and an Arizona State Mine Inspector (“ASMI”)-approved Reclamation Plan. The closure approach and related closure cost estimates must be submitted following approval and before facility construction and operation.

IE plans to create an all-encompassing environmental, social, and governance framework designed to effectively address any community concerns and ensure that the Santa Cruz Project operates in a socially responsible manner.

Capital and Operating Cost Estimates

Mining Capital Cost Estimate

The mining capital cost estimate is based on first principal cost model build-up and budgetary quotes. The total capital estimate is US$960.48 million, this includes an estimated capital of US$878.08 million plus 9.4% contingency of US$82.40 million.

Development costs are derived from the mining schedule prepared by SRK. The prepared mining schedule includes meters of development during pre-production, this schedule of meters was combined with unit costs, based on site specific data, to estimate the cost of this development operation. The following table provides the breakdown of the estimated initial capital costs.

Estimated Mining Initial Capital Cost

Item	US$ Million
Capital Development Cost	166.99
Equipment Purchase and Rebuilds	241.24
Mine Services	17.96
Owner Cost	32.75
Contingency	38.76
Total	497.70

Source: SRK, 2023

The Santa Cruz Project will require sustaining capital to maintain the equipment and all supporting infrastructure necessary to continue operations until the end of its projected production schedule. The sustaining capital cost estimate developed includes the costs associated with the engineering, procurement, construction and commissioning.

The estimate indicates that the Project requires sustaining capital of US$462.78 million to support the projected production schedule through the LoM, as shown below.

Estimated Mining Sustaining Capital Cost

Item	US$ Million
Capital Development Cost	60.79
Equipment Purchase and Rebuilds	322.64
Mine Services	0.00
Owner Cost	35.71
Contingency	43.63
Total	462.78

Source: SRK, 2023

Process Capital Cost Estimate

The initial capital cost for the Santa Cruz plant and infrastructure facilities totals US$563.7 million as summarized in the table below. This capital cost includes all process areas facilities in the Santa Cruz plant proper starting with the primary crushing, and continuing through grinding, agitated leaching, solvent extraction and electrowinning, leach residue neutralization, leach residue grinding, rougher flotation, concentrate regrinding, cleaner flotation, concentrate dewatering and tailing dewatering and pumping to the TSF. The initial capex includes the ventilation chiller for the underground mine, the main plant substation, fresh and process water ponds, and the batch plant, and the surface ancillary buildings.

Estimated Initial Plant Capital Cost Summary

Description	Hours	Total Cost (US$ million)	% of Total Capital Cost
Directs	1,290,000	345.4	61.3
Indirects		72.0	12.8
Contingency		111.3	19.7
Owner's Costs		35.0	6.2
Escalation		-	0.0
Total Capital Cost (TCC)		563.7	100.0

Source: M3, 2023

No sustaining capital costs have been included for the Santa Cruz process plant. The mine life is 20 years, and the capital equipment will be designed to last for the duration of the Project. Preventative maintenance and periodic rebuilds/relining is captured in the annual maintenance cost estimation. The only place where sustaining capital is expected is in the TSF for annual embankment enlargement which was estimated separately.

Tailings Capital Cost Estimate

The initial capital cost for the Santa Cruz tailings facilities totals US$75.1 million as shown below. The estimated sustaining capital costs total US$486.8 million as shown below. The key elements of the tailings capital cost estimation methodology include:

•	Material take offs by year were provided by KCB
•	Earthworks, lining, and piping rates from standard schedule
•	Borrow-to-fill provided by budgetary quotation – Turner Mining Group

Estimated TSF Initial Capital Cost

Item	US$ Million
Directs	48.8
Indirects	11.3
Contingency	15.0
Total	75.1

Source: M3, 2023

Estimated TSF Sustaining Capital Cost

Item	US$ Million
Sustaining	382.2
Closure	104.6
Total	486.8

Source: M3, 2023

Mining Operating Cost Estimate

The required mining equipment fleet, required production operating hours, and manpower to arrive at an estimate of the mining costs that the mining operations would incur was estimated. The mining costs were developed from first principles and compared to recent actual costs.

A maintenance cost was allocated to each category that required equipment maintenance. A summary of the LoM unit mine operating costs is presented below.

Mining Operating Costs

LoM Tonnes Mined (000)		107,134	*
Category	US$000	US$/t Mined
Operating Development	481,021	4.49
Production (Drilling, Blasting, Loading, Hauling and Backfill)	1,139,843	10.64
Other mining costs (Services, Maintenance, Rehab and Definition Drilling)	458,564	4.28
Mine engineering and administration	592,085	5.54
Contingency (9.5%)	254,664	2.39
Total	2,926,177	27.33

* LoM Tonnes mined includes 100,244 kt of process material, 4,942 kt of marginal material and 1,948 kt of waste.

Source: SRK, 2023

Processing Operating Cost Estimate

The process plant operating costs are summarized by the categories of labor, electric power, liners (wear steel), grinding media, reagents, maintenance parts, and supplies and services, as presented below.

Process Plant OPEX Summary by Category

Operating and Maintenance	Average Annual Cost (US$000)	$/t Processed (US$)	LoM Operating Cost (US$000)%
Labor	11,119	2.11	222,383	16.8%
Electrical Power	23,297	4.43	465,939	35.1%
Reagents	18,447	3.51	368,947	27.8%
Wear Parts (Liners & grinding media)	6,811	1.30	136,221	10.3%
Maintenance Parts	5,993	1.14	119,865	9.0%
Supplies and Services	628	0.12	12,557	0.9%
Total (US$000)	$66,296	$12.61	$1,325,912	100.0%

Source: M3, 2023

TSF operating costs are included in the processing operating costs and include labor, power, reagents, and maintenance.

G&A Operating Cost Estimate

The general and administrative (“G&A”) and laboratory costs are summarized below.

G&A Operating Cost Summary

	US$/t processed (US$)	LoM Operating Cost (US$000)
Lab Opex	0.24	24,798
G&A Opex	2.39	251,543
Total	$2.63	$276,341

Source: M3, 2023

Economic Analysis

Economic analysis, including estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future study or operations and therefore actual economic outcomes often deviate significantly from forecasts.

As permitted by Subpart 1300 and Item 601 of Regulation S-K, the new IA includes an economic analysis of the Santa Cruz Project without taking into consideration inferred mineral resources and also includes an economic analysis of the Santa Cruz Project including the inferred mineral resources. It should be noted that the new IA is preliminary in nature, and is based on mineral resources. Unlike mineral reserves, mineral resources do not have demonstrated economic viability. It should also be noted that the version of the economic analysis that includes inferred mineral resources includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that this economic assessment will be realized.

The new IA anticipates that the Santa Cruz Project will consist of an underground mine and processing facility producing both copper concentrate and copper cathode.

The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in the table below. The results indicate that, at a copper price of US$3.80/lb., the Project without inferred material returns an after tax net present value (“NPV”) at 8% of US$0.5 billion calculated from the start of construction, an after tax internal rate of return (“IRR”) of 14% and a payback period from the start of construction of 10 years. When the inferred material is included in the economic analysis, the after tax NPV @ 8% increases to US$1.3 billion, the after tax IRR increases to 23% and the payback period decreases to 7 years from the start of construction.

This assessment is preliminary in nature and is based on mineral resources. Unlike mineral reserves, mineral resources do not have demonstrated economic viability. This assessment also includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that this economic assessment will be realized.

The economic model is based on mine plans that were prepared as outlined in previous sections. Inferred resources account for approximately 21% of the tonnage contained within the mine plan. The economic results of the Project both without inferred resources and including inferred resources are presented within this section. However, the removal of the inferred material from the mine plan is a gross adjustment and no recalculation of fixed capital and operating costs has been completed for the scenario without inferred mineral resources.

As the stage of study for the Santa Cruz Project is initial assessment, no reserves are estimated for use in this analysis. The economic evaluation was completed using resource material that includes material in the inferred category. To evaluate the risk associated with the use of inferred material in the mine plan, a model was completed where the inferred material was removed from the mine plan. SRK notes that this model result should be viewed with caution as the removal of the inferred material is a gross adjustment and no corresponding adjustments to capital, operating cost or mill performance were made.

Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value (without Inferred)	Value (with Inferred)
Total Revenue	US$ million	10,031.6	12,865.9
Total Opex	US$ million	(4,616.9)	(4,617.0)
Operating Margin	US$ million	5,414.7	8,248.9
Operating Margin Ratio	%	54%	64%
Taxes Paid	US$ million	(426.6)	(984.8)
Free Cash Flow	US$ million	3,241.1	5,350.1
Before Tax
Free Cash Flow	US$ million	2,549.5	5,216.7
NPV at 8%	US$ million	583.4	1,642.5
IRR	%	15%	25%
After Tax
Free Cash Flow	US$ million	2,122.9	4,231.9
NPV at 8%	US$ million	457.7	1,316.6
IRR	%	14%	23%
Payback	years	10	7

Source: SRK, 2023

Within the constraints of this analysis, the Project appears to be most sensitive to material classification, mined grades, commodity prices and recovery assumptions within the processing plant.

A summary of the cash flow on an annual basis is presented below.

Annual Cash Flow Summary (Without Inferred Material)

Source: SRK, 2023

Annual Cash Flow Summary (Including Inferred Material)

Source: SRK, 2023

Conclusions and Recommendations

Under the assumptions presented in this Technical Report Summary, and based on the available data, the mineral resource estimates show reasonable prospects of economic extraction.

The recommended program is for the Company to complete a pre-feasibility study (“PFS”) level technical report. The work program required to complete a PFS will consist of associated infill and exploration drilling, analytical and metallurgical test work, hydrogeological and geotechnical drilling, geological modeling, mine planning, and environmental baseline studies to support permitting efforts.

Specific conclusions and recommendations by discipline are as follows:

Process Facilities

Processing technologies used in this study have been proven at large scales in the industry (mill ores):

•	Agitation leaching of copper oxide minerals with sulfuric acid followed by SX/EW to produce salable copper cathodes.
•	Sulfide flotation to produce salable copper chalcocite/chalcopyrite concentrate.

The milling and process facilities can be expanded within the current process area footprint to accommodate processing additional ore as needed. In the next stage of analysis, some process trade-off studies should be evaluated with regards to optimizing process capital and operating costs.

Economics

The Santa Cruz Project consists of an underground mine and processing facility producing both copper concentrate and copper cathode. The operation is expected to have a 20 year mine life. Under the forward-looking assumptions modeled and documented in this report, the operation is forecast to generate positive cash flow. This estimated cash flow is inherently forward-looking and dependent upon numerous assumptions and forecasts, such as macroeconomic conditions, mine plans and operating strategy, that are subject to change.

The economic analysis metrics are prepared on annual after-tax basis in US$. The results indicate that, at a copper price of US$3.80/lb, the Project without inferred material returns an after-tax net NPV at 8% of US$0.5 billion calculated from the start of construction, an after tax IRR of 14% and a payback period from the start of construction of 10 years. When the inferred material is included in the economic analysis, the after tax NPV at 8% increases to US$1.3 billion, the after tax IRR increases to 23% and the payback period decreases to 7 years from the start of construction.

This assessment is preliminary in nature and is based on mineral resources. Unlike mineral reserves, mineral resources do not have demonstrated economic viability. This assessment also includes inferred mineral resources that are considered too speculative geologically to have modifying factors applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that this economic assessment will be realized.

The economic model is based on mine plans that were prepared as outlined in previous sections. Inferred resources account for approximately 21% of the tonnage contained within the mine plan. The economic results of the Project both without inferred resources and including inferred resources are presented within this section. However, the removal of the inferred material from the mine plan is a gross adjustment and no recalculation of fixed capital and operating costs has been completed for the scenario without inferred mineral resources.

The analysis performed for this report indicates that the operation’s NPV is most sensitive to the classification of material, the commodity price received, processing plant performance and variations in the grade of ore mined.

Geotechnical

The Project is amenable to mining using conventional LHS and DAF methods depending on the ore geometries and rock qualities within the geotechnical domains. Access to the orebody will be achievable using roadheader development and drill and blast techniques using industry standard ground support methodologies. To advance the geotechnical understanding of the Project to a PFS level of study the following investigations are recommended:

•	Incorporate additional drill data to further characterize rock quality domains, rock strengths, and geological structure. East Ridge and Texaco should be targeted for additional drilling.
•	Update the geotechnical block model with additional drill data and lithology interpretation.
•	Update all stability analyses using new rock characterization data. This includes stope optimization studies and sill pillar recovery techniques.
•	Continue exploration drilling along potential decline routes to improve decline placement within better rock qualities.
•	Conduct in-situ stress measurements to better understand the current stress field at site. These learnings can be applied to stability analyses and used in numerical modeling.
•	Conduct numerical modeling of the mine sequence to better understand redistributions of mining induced stresses which could be detrimental to stability.
•	An underhand DAF method should be considered for mining at East Ridge and the Exotics at Santa Cruz. An underhand method might allow wider DAF spans but would require additional cement binder and a higher minimum compressive strength requirement.
•	A study should be conducted to evaluate whether mine waste aggregate is suitable for cemented rock fill (“CRF”).

Hydrogeology

The groundwater flow model developed for the Santa Cruz Project shows that with an active dewatering scenario of pumping from the surface approximately 3,000 gpm for the first 2 years of LoM that the annual average residual passive inflows for the first 10 years of the mine are at or below 12,000 gpm. To advance the understanding of the site hydrogeology to the PFS stage, the following investigations are recommended:

•	Additional characterization of the conglomerates and non-mineralized Oracle Granite around the proposed decline.
•	Additional characterization of the variability of hydraulic parameters of the mineralized Oracle Granite, along with the porphyry and diabase intrusions, around the Santa Cruz, East Ridge, and Texaco deposits.
•	Characterization of the hydraulic parameters of the conglomerate within the Exotics at the Santa Cruz deposit.
•	Hydrogeological characterization of the impact of faulting on groundwater movement.
•	Installation of monitoring wells to collect baseline groundwater data.

Environmental & Permitting

Recommendations for Environmental and Permitting would include the following:

•	Continued environmental baseline data collection to support major local county and state permitting programs.
•	Continue permitting activities and agency engagement for Pinal County Class II air permit, City of Casa Grande General Plan amendment and zoning changes, Arizona Department of Environmental Quality Aquifer Protection and Reclaim Water Discharge permits, and Arizona Department of Water Resources dewatering permit.
•	As the facility engineering progresses, advance the closure and reclamation design and engage Arizona State Mining Inspector to obtain an approved Mined Land Reclamation Plan.
•	Develop and implement a community working group to keep local stakeholders informed about the Project’s potential economic and community benefits, as well as the Company’s commitment to safety and the environment.

TSF Design

The key risks identified for the TSF design are:

•	Unknown risks related to limited site-specific information for characterizing the TSF foundation and geotechnical/geochemical properties of the tailing.
•	Natural flood inundation
•	Seepage management/geochemical control requirements
•	Suitability of on-site borrow areas for construction fill
•	Dust management

Recommendations to advance the TSF design to the next design stage are:

•	Conduct a tailings alternatives assessment following a multiple accounts analysis (“MAA”) framework. The alternatives assessment must consider technical, environmental, and social objectives, and engage a range of Project stakeholders.
•	Conduct a site investigation to evaluate the geotechnical, hydrogeological and geochemical properties of the TSF foundation, and suitability of potential borrow sources. The investigation should comprise drilling, test pitting, geophysics, in-situ hydrogeological testing, sampling and associated laboratory testing.
•	Perform additional test work (geotechnical, rheological and geochemical) on the tailings. Geochemical testing should include static and kinetic testing to understand long-term acid rock drainage and metal leaching potential, to inform geochemical management strategy.

•	Conduct site-specific flood-routing modeling to assess TSF and borrow area flood risk.
•	Perform a TSF staging assessment and review the embankment design approach. This assessment should evaluate beach wetting as a viable approach for dust suppression and serve as key input to the TSF water balance.
•	Develop a TSF water balance as an input to the site-wide water balance. If warranted, investigate TSF configurations with smaller impoundment footprints to limit evaporation loss.
•	Evaluate the design of the TSF liner system based on modeling and consider changes to seepage management strategy based on findings of the tailings characterization.
•	Consider tailings processing methods (e.g., filtration, cycloning) to produce construction materials and offset borrow requirements.
•	Conduct a site-specific seismic hazard assessment.

For more information, see the new IA, which is filed as Exhibit 96.1 to this Form 8-K and incorporated by reference as an exhibit to the Company’s Form S-3 registration statement (File No. 333-273195) and Form S-1 registration statement (File No. 333-269029).

Updated Disclosures on Investments in Listed Companies

On August 14, 2023, Sama Resources Inc. announced the filing of a new technical report for the Samapleu nickel-copper project located in Ivory Coast, West Africa, entitled “NI 43-101 Technical Report Mineral Resource Estimate for the Samapleu and Grata Deposits Project”, dated August 11, 2023, prepared by independent consultants Todd McCracken, P.Geo and Chris Martin, C.Eng. The report contains the following updated in situ mineral resource estimate for the Samapleu and Grata deposits, effective June 27, 2023, on a 100% project basis:

Samapleu and Grata Mineral Resource Summary (100% project basis)

Classification	Deposit	Tonne	Ni (%)	Cu(%)	Pt (g/t)	Pd (g/t)	Au (g/t)	Co (%)
Indicated	Main	13,425,000	0.24	0.22	0.10	0.31	0.04	0.02
	Extension	201,000	0.28	0.18	0.10	0.55	0.02	0.02
	Grata	1,363,000	0.29	0.27	0.11	0.29	0.04	0.02
	Total	14,989,000	0.25	0.22	0.10	0.31	0.04	0.02
Inferred	Main	22,343,000	0.25	0.20	0.08	0.28	0.04	0.02
	Extension	11,119,000	0.28	0.22	0.10	0.47	0.02	0.02
	Grata	68,424,000	0.24	0.25	0.10	0.26	0.04	0.01
	Total	101,886,000	0.25	0.23	0.10	0.29	0.04	0.01

Samapleu and Grata In Situ Metal with Pit Shells (100% project basis)

Classification	Deposit	Tonne	Ni (‘000 lb)	Cu (‘000 lb)	Pt (oz)	Pd (oz)	Au (oz)	Co (‘000 lb)
Indicated	Main	13,425,000	71,800	64,000	44,100	133,300	16,800	4,900
	Extension	201,000	1,200	800	600	3,500	100	100
	Grata	1,363,000	8,600	8,100	4,800	12,600	1,900	500
	Total	14,989,000	81,600	72,900	49,500	149,400	18,800	5,500
Inferred	Main	22,343,000	121,300	100,300	54,400	201,800	26,600	7,700
	Extension	11,119,000	68,400	53,200	34,400	168,200	8,600	4,300
	Grata	68,424,000	368,900	373,300	222,600	569,400	84,500	21,400
	Total	101,886,000	558,600	526,800	311,400	939,400	119,700	33,400

On an attributable basis, reporting only the portion of the mineral resources reflecting the Company’s 46% interest in the project, the updated mineral resource estimate is:

Samapleu and Grata In Situ Metal with Pit Shells (46% attributable basis)

Classification	Deposit	Tonne	Ni (‘000 lb)	Cu (‘000 lb)	Pt (oz)	Pd (oz)	Au (oz)	Co (‘000 lb)
Indicated	Main	6,175,500	33,028	29,440	20,286	61,318	7,728	2,254
	Extension	92,460	552	368	276	1,610	46	46
	Grata	626,980	3,956	3,726	2,208	5,796	874	230
	Total	6,894,940	37,536	33,534	22,770	68,724	8,648	2,530
Inferred	Main	10,277,780	55,798	46,138	25,024	92,828	12,236	3,542
	Extension	5,114,740	31,464	24,472	15,824	77,372	3,956	1,978
	Grata	31,475,040	169,694	171,718	102,396	261,924	38,870	9,844
	Total	46,867,560	256,956	242,328	143,244	432,124	55,062	15,364

Assumptions for the updated Samapleu and Grata mineral resource estimates include a pit-constrained NSR cut-off grade of US$16.34//tonne milled, and metal prices of US$3.75/lb Cu, US$8.70/lb Ni, US$25.10/lb Co, US$1,140/oz Pt, US$1,300/oz, and $1,690/oz Au.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of SRK Consulting (U.S.), Inc.
23.2	Consent of KCB Consultants Ltd.
23.3	Consent of Life Cycle Geo, LLC
23.4	Consent of M3 Engineering and Technology Corp.
23.5	Consent of Nordmin Engineering Ltd.
23.6	Consent of Call & Nicholas, Inc.
23.7	Consent of Tetra Tech, Inc.
23.8	Consent of INTERA Incorporated
23.9	Consent of Haley & Aldrich, Inc.
23.10	Consent of Met Engineering, LLC
23.11	Consent of Todd McCracken
23.12	Consent of Chris Martin
96.1	Technical Report Summary on the Santa Cruz Project, Arizona, U.S.A., SRK Consulting (U.S.), Inc., KCB Consultants Ltd., Life Cycle Geo, LLC, M3 Engineering and Technology Corp., Nordmin Engineering Ltd., Call & Nicholas, Inc., Tetra Tech, Inc., INTERA Incorporated, Haley & Aldrich, Inc., and Met Engineering, LLC, dated of September 6, 2023
99.1	Press Release dated September 6, 2023
104	Cover Page Interactive Data File (embedded with the inline XBRL document)

Forward-Looking Statements

The Company cautions you that statements included in this Current Report on Form 8-K that are not a description of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty, including the estimates of mineral resources, economic analysis and other projections contained in the Technical Report Summary and the updated Samapleu technical report, and statements regarding the Company’s plans and objectives. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: we have no mineral reserves, other than at the San Matias project; we have a limited operating history on which to base an evaluation of our business and prospects; we depend on our material projects for our future operations; our mineral resource calculations at the Santa Cruz Project are only estimates; actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated; the title to some of the mineral properties may be uncertain or defective; our business is subject to changes in the prices of copper, gold, silver, nickel, cobalt, vanadium and platinum group metals; we have claims and legal proceedings against one of our subsidiaries; our business is subject to significant risk and hazards associated with exploration activities, mine development, construction and future mining operations; we may fail to identify attractive acquisition candidates or joint ventures with strategic partners or be unable to successfully integrate acquired mineral properties or successfully manage joint ventures; our success is dependent in part on our joint venture partners and their compliance with our agreements with them; our business is extensively regulated by the United States and foreign governments as well as local governments; the requirements that we obtain, maintain and renew environmental, construction and mining permits are often a costly and time-consuming process; our non-U.S. operations are subject to additional political, economic and other uncertainties not generally associated with domestic operations; and our operations may be impacted by the COVID-19 pandemic, including impacts to the availability of our workforce, government orders that may require temporary suspension of operations, and the global economy and other risks detailed in the Company’s most recent Form 10-K annual report and other public periodic filings with the U.S. Securities and Exchange Commission. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward,” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement.

This report also contains references to estimates of mineral resources. The estimation of mineral resources is inherently uncertain and involves subjective judgments about many relevant factors. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The accuracy of any such estimates is a function of the quantity and quality of available data, and of the assumptions made and judgments used in engineering and geological interpretation (including estimated future production, the anticipated tonnages and grades that will be mined and the estimated level of recovery that will be realized), which may prove to be unreliable and depend, to a certain extent, upon the analysis of drilling results and statistical inferences that ultimately may prove to be inaccurate. Mineral resource estimates may have to be re-estimated based on: (i) fluctuations in copper, gold or other metal prices; (ii) results of drilling and other exploration activities; (iii) metallurgical testing and other studies; (iv) proposed mining operations, including dilution; (v) the evaluation and re-evaluation of mine plans subsequent to the date of any estimates and/or changes in mine plans; (vi) the possible failure to receive required permits, approvals and licenses; and (vii) changes in law or regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVANHOE ELECTRIC INC.

Date: September 6, 2023	By:	/s/ Taylor Melvin
Taylor Melvin
President and Chief Executive Officer